Exhibit (a)(5)(D)

CVR Energy Announces Commencement of Exchange Offer

Offer will allow unitholders of CVR Refining to exchange common units of CVR Refining for shares of CVR Energy common stock with a value of $24.26 per common unit

SUGAR LAND, Texas (June 18, 2018) — CVR Energy, Inc. (NYSE: CVI) (“CVR Energy”) today announced the commencement of an offering to exchange shares of CVR Energy common stock for up to 37,154,236 common units of CVR Refining, LP (“CVR Refining”) (the “exchange offer”). The value of the exchange offer is $24.26 per common unit. The exchange ratio for the exchange offer is one common unit for 0.6335 shares of CVR Energy common stock.

The exchange offer is being conducted upon the terms and subject to the conditions set forth in a prospectus/offer to exchange filed with the Securities and Exchange Commission (the “SEC”) and as a part of CVR Energy’s registration statement on Form S-4 and Tender Offer Statement on Schedule TO initially filed with the SEC on May 29, 2018.

CVR Energy believes that, in light of recent tax reform, many CVR Refining unitholders may wish to hold their investment in the form of common stock rather than partnership interests.

An exchanging unitholder will cease to have any direct interest in CVR Refining with respect to the common units exchanged but will continue to participate indirectly in the performance of CVR Refining to the extent of such unitholder’s ownership of shares of CVR Energy common stock received in the exchange offer.

An exchanging unitholder will also participate directly in the performance of CVR Energy as a stockholder of CVR Energy, including any future premium that may be received by stockholders of CVR Energy in connection with a sale or other corporate transaction.

The consummation of the exchange offer is subject to, among other things, a sufficient number of common units of CVR Refining being validly tendered and not properly withdrawn such that, following consummation of the exchange offer, CVR Energy and entities affiliated with CVR Energy, including Icahn Enterprises L.P., will own more than 80% of the common units of CVR Refining.

Pursuant to the partnership agreement of CVR Refining, once the general partner and its affiliates own more than 80% of the common units of CVR Refining, the general partner and its affiliates will have the right, but not the obligation, to purchase all, but not less than all, of the common units of CVR Refining held by unaffiliated unitholders of CVR Refining at a price not less than their then-current market price, as calculated pursuant to the terms of the partnership agreement. Accordingly, the general partner and its affiliates will be entitled to exercise this call right after the consummation of the exchange offer. Pursuant to the partnership agreement, the general partner is not obligated to obtain a fairness opinion regarding the value of the common units of CVR Refining to be repurchased by it upon exercise of the call right. Pursuant to the partnership agreement, the general partner may use its own discretion, free of fiduciary duty restrictions, in determining whether to exercise the call right. The general partner and its affiliates (including CVR Energy and Icahn Enterprises L.P. and its affiliates) have no current plans to exercise the call right at this time or upon the consummation of the exchange offer. However, there can be no assurance that the general partner and its affiliates will not exercise the call right in the future.

On June 15, 2018, the last full trading day before the date of this press release, the closing price of one share of CVR Energy common stock was $38.29 and the closing price of one common unit of CVR Refining was $22.95. Based on these closing prices and the exchange ratio above, the exchange offer would have a per common unit value of $24.26 per common unit. The value of the exchange offer will change as the market prices of CVR Energy common stock and CVR Refining common units fluctuate during the offer period and thereafter and may therefore be different from the price set forth above at the expiration time of the exchange offer and thereafter. Unitholders are encouraged to obtain current market quotations for shares of CVR Energy common stock and CVR Refining common units prior to making any decision with respect to the exchange offer.

The purpose of the exchange offer for CVR Energy is to increase its ownership of CVR Refining. As of the date of the offer, CVR Energy and its affiliates (including affiliates of Icahn Enterprises L.P.) beneficially owned approximately 69.8% of the common units of CVR Refining. Assuming the maximum number of 37,154,236 common units of CVR Refining are validly tendered for exchange and exchanged by CVR Energy, CVR Energy and its affiliates (including affiliates of Icahn Enterprises L.P.) will hold approximately 95% of the outstanding common units of CVR Refining.

CVR Energy, CVR Refining, the information agent or the exchange agent or any of their respective affiliates are not making any recommendation to CVR Refining unitholders as to whether to tender or refrain from tendering their common units for exchange. CVR Refining unitholders must make their own decision as to whether to exchange their common units and, if so, how many common units to tender for exchange. In doing so, CVR Refining unitholders should carefully read the entire prospectus/offer to exchange, and the information incorporated by reference therein, and related letter of transmittal.

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THIS PRESS RELEASE DOES NOT CONSTITUTE AN OFFER TO PURCHASE, OR A SOLICITATION OF AN OFFER TO SELL, ANY SECURITIES. THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY. THE EXCHANGE OFFER IS BEING MADE ONLY PURSUANT TO A PROSPECTUS/OFFER TO EXCHANGE, LETTER OF TRANSMITTAL AND RELATED MATERIALS THAT CVR ENERGY IS DISTRIBUTING TO CVR REFINING’S UNITHOLDERS. CVR ENERGY FILED A REGISTRATION STATEMENT ON FORM S-4 AND A TENDER OFFER STATEMENT ON SCHEDULE TO WITH THE SEC, EACH OF WHICH INCLUDES THE PROSPECTUS/OFFER TO EXCHANGE. CVR REFINING’S UNITHOLDERS SHOULD READ THESE MATERIALS AND THE DOCUMENTS INCORPORATED BY REFERENCE THEREIN CAREFULLY AND IN THEIR ENTIRETY BEFORE MAKING ANY DECISION WITH RESPECT TO THE EXCHANGE OFFER. THESE MATERIALS CAN ALSO BE OBTAINED FREE OF CHARGE FROM THE SEC’S WEBSITE AT WWW.SEC.GOV.

Cautionary Statement Regarding Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “target,” similar expressions, and variations or negatives of these words. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about the commencement and consummation of the proposed exchange offer and the anticipated benefits thereof. Such statements involve risks, uncertainties and assumptions. If such risks or uncertainties materialize or such assumptions prove incorrect, the results could differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including any statements regarding the expected benefits and costs of the exchange offer; the expected timing of the completion of the exchange offer; the ability of CVR Energy to complete the exchange offer considering the various conditions to the exchange offer, some of which are outside of its control, including those conditions related to regulatory approvals and number of shares tendered; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Risks, uncertainties and assumptions include the possibility that expected benefits may not materialize as expected; that the exchange offer may not be timely completed, if at all; that, prior to or after the completion of the exchange offer, the businesses of CVR Energy or CVR Refining may not perform as expected; and other risks that are described in CVR Energy’s and CVR Refining’s latest Annual Report on Form 10-K and their other filings with the SEC. CVR Energy. assumes no obligation and do not intend to update these forward-looking statements.

About CVR Energy, Inc.

Headquartered in Sugar Land, Texas, CVR Energy is a diversified holding company primarily engaged in the petroleum refining and nitrogen fertilizer manufacturing industries through its holdings in two limited partnerships, CVR Refining, LP and CVR Partners, LP. CVR Energy subsidiaries serve as the general partner and own 66 percent of the common units of CVR Refining and 34 percent of the common units of CVR Partners.

About CVR Refining, LP

Headquartered in Sugar Land, Texas, CVR Refining, LP is an independent downstream energy limited partnership that owns refining and related logistics assets in the Midcontinent United States. CVR Refining’s subsidiaries operate a complex full coking medium-sour crude oil refinery with a capacity of 132,000 barrels per calendar day (bpcd) in Coffeyville, Kansas, and a complex crude oil refinery with a capacity of 74,500 bpcd in Wynnewood, Oklahoma. CVR Refining’s subsidiaries also operate and invest in supporting logistics assets, including approximately 570 miles of owned, leased and joint venture pipelines, approximately 130 crude oil transports, a network of strategically located crude oil gathering tank farms, and approximately 6.4 million barrels of owned and leased crude oil storage capacity.

For further information, please contact:

Investor Contact:

Jay Finks

CVR Energy, Inc.

(281) 207-3588

InvestorRelations@CVREnergy.com

Media Relations:

Brandee Stephens

CVR Energy, Inc.

(281) 207-3516

MediaRelations@CVREnergy.com